SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Act of 1934

        Date of Report (Date of earliest event reported): October 29, 2003

GARMIN LTD.
(Exact name of registrant as specified in its charter)

Cayman Islands	0-31983	98-0229227
(State or other	(Commission	(I.R.S. Employer
jurisdiction	File Number)	Identification No.)
of incorporation)

P.O. Box 30464 SMB
5th Floor, Harbour Place
103 South Church Street
George Town, Grand Cayman, Cayman Islands
(Address of principal executive offices)

        Registrant’s telephone number, including area code: (345) 946-5203

(Former name or former address, if changed since last report)

Not Applicable

      Item 7. Financial Statements and Exhibits

    (a)        Not applicable

    (b)        Not applicable

    (c)        Exhibits. The following exhibit is furnished herewith.

Exhibit No.	Description
99	Press Release dated October 29, 2003

      Item 12. Results of Operations and Financial Condition

        On October 29, 2003, Garmin Ltd. issued a press release announcing its financial results for its fiscal third quarter ended September 27, 2003. A copy of this press release is attached as Exhibit 99.

        The information in this report on Form 8-K is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 as amended, and shall not be deemed to be incorporated by reference into the filings of the registrant under the Securities Act of 1933.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GARMIN LTD.
Date: October 29, 2003	/s/ Andrew R. Etkind ---------------------------------------------------- Andrew R. Etkind General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
99	Press Release dated October 29, 2003

EXHIBIT 99

Garmin Reports Record Third Quarter 2003, Revises Guidance Upward

CAYMAN ISLANDS, October 29, 2003/PRNewswire/ — Garmin Ltd. (Nasdaq: GRMN — news) today announced record revenue for its third fiscal quarter ended September 27, 2003. Revenue for the quarter increased 26 percent to $135.6 million from $107.8 million in the year-ago quarter. Net income was $35.3 million, or $0.32 diluted earnings per share, compared to $38.4 million or $0.36 diluted earnings per share in the year-ago quarter. Third quarter net income included a $9.0 million foreign currency loss as a result of a weaker U.S. dollar compared to the Taiwan dollar. Excluding the effects of foreign currency, diluted EPS for the quarter was $0.39 compared to $0.29 in the year-ago quarter, exceeding management’s guidance of $0.33 to $0.36.

“Demand for our products continues strong, driven by increased demand across all product lines. Consumer awareness of the utility of GPS navigation continues to expand and we have experienced growth in our core markets as a result,” said Dr. Min Kao, CEO of Garmin Ltd. “The consumer segment recorded a 32 percent growth in revenues during this quarter and 27 percent year to date. Deliveries of the iQue 3600 product and the introduction of the StreetPilot 2610 and 2650 products have been received positively in the market, and we are also pleased to have completed the acquisition of UPS Aviation Technologies in August.”

Consumer revenue for the third quarter totaled $106.0 million — a 32% growth compared to the third quarter of 2002. In addition, aviation revenue totaled $29.6 million – an 8 percent increase compared to the year-ago quarter. Total units sold for the quarter increased to 517,000 from 378,000 – representing an increase of 37 percent.

Revenue increased across all geographic regions during the third quarter of fiscal 2003 when compared to the year-ago quarter:

— North America revenue was $99.0 million compared to $77.9 million, up 27 percent. — Europe revenue was $28.7 million compared to $22.8 million, up 26 percent. — Asia revenue was $7.9 million compared to $7.0 million, up 13 percent.

“We are pleased with another quarter of strong financial performance,” said Kevin Rauckman, chief financial officer of Garmin Ltd. “Our consumer business has now logged its eighth consecutive quarter of year-over-year revenue growth in excess of 20%. Gross margins remained strong at 56.6 percent compared to 54.8 percent in the prior year’s third quarter. We also generated $27.8 million of free cash flow for the quarter, resulting in a cash and marketable securities balance of $515 million at the end of the September 2003 quarter. We also completed the acquisition of UPS Aviation Technologies, Inc. for $38 million in cash late in the quarter. Results from the acquisition accounted for $3 million of revenue and no EPS impact during the quarter.”

Revenue for the nine-month period ending September 27, 2003 was $402.8 million – up 22 percent from the $331.5 million generated in the year-ago period. Net income increased to $124.0 million or $1.14 diluted earnings per share, compared to $97.3 million or $0.90 diluted earnings per share in the year-ago period. Net income for the nine-month period ended September 27, 2003 included a $11.1 million foreign currency loss as a result of a weaker U.S. dollar compared to the Taiwan dollar. Excluding the effects of foreign currency, diluted EPS for the period was $1.22 compared to $0.90 in the year-ago period, an increase of 36%.

Consumer revenue for the nine-month period totaled $315.6 million – a 27 percent growth compared to the year-ago period. Aviation revenue totaled $87.2 million – a 6 percent increase compared to the same period in fiscal 2002. Total units sold for the period increased to 1,476,000 units from 1,079,000 units in the same period last fiscal year – representing an increase of 37 percent.

Revenue increased across all geographic regions during the nine months ending September 27, 2003 when compared with the same period in 2002:

— North America revenue was $284.6 million compared to $239.3 million, up 19 percent.

— Europe revenue was $99.2 million compared to $76.0 million, up 31 percent.

— Asia revenue was $19.0 million compared to $16.1 million, up 18 percent.

Fourth Quarter and Fiscal 2003 Outlook

The company estimates that its diluted EPS for the fourth fiscal quarter of 2003, excluding effects for foreign currency, will be in the range of $0.43 to $0.45 on revenues of $155 million to $160 million.

The company has revised its fiscal year 2003 guidance upward and now estimates that its diluted EPS for the year, excluding effects of foreign currency, will be in the range of $1.65 to $1.67 (earlier guidance was $1.54 to $1.60) on revenues of $558 million to $563 million (earlier guidance was $525 million to $540 million).

The Company also will pay its first dividend as a public company in December at $0.50 per share, as previously announced.

Earnings Call Information

The information for Garmin Ltd.‘s earnings call is as follows:

      When:     Wednesday, October 29, 2003 at 11:00 a.m. Eastern
      Where:     http://www.garmin.com/aboutGarmin/invRelations/irCalendar.html
      How:        Simply log on to the web at the address above or call to listen in at
                       888-757-3036.
      Contact:  investor.relations@garmin.com

A phone recording will be available for 24 hours following the earnings call and can be accessed by dialing 800-642-1687 utilizing the access code 3177260. An archive of the live webcast will be available until August 30, 2003 on the Garmin website at http://www.garmin.com. To access the replay, click on the Investor Relations link and click over to the Events Calendar page.

This release includes projections and other forward-looking statements regarding Garmin Ltd. and its business. Any statements regarding the company’s future financial position, revenues, earnings, product introductions, plans and objectives are forward-looking statements. The forward-looking events and circumstances discussed in this release may not occur and actual results could differ materially as a result of risk factors affecting Garmin. Information concerning risk factors that could affect Garmin’s actual results is contained in the Annual Report on Form 10-K for the year ended December 28, 2002 filed by Garmin with the Securities and Exchange Commission (Commission file number 0-31983). A copy of Garmin’s 2002 Form 10-K can be downloaded from http://www.garmin.com/aboutGarmin/invRelations/finReports.html.

Through its operating subsidiaries, Garmin Ltd. designs, manufactures, and markets navigation, communications and information devices, most of which are enabled by GPS technology. Garmin is a leader in the general aviation and consumer markets and its products serve aviation, marine, general recreation, automotive, wireless and OEM applications. Garmin Ltd. is incorporated in the Cayman Islands, and its principal subsidiaries are located in the United States, Taiwan and United Kingdom. For more information, visit the investor relations site of Garmin Ltd. at www.garmin.com or contact the Investor Relations department at 913-397-8200. Garmin and StreetPilot are registered trademarks, and iQue is a trademark, of Garmin Ltd. or its subsidiaries.

Source: Garmin Ltd.

-0-

Investor Contact:

Polly Schwerdt, Investor Relations Manager, 913-397-8200, ext. 1394

E-mail: polly.schwerdt@garmin.com

Media Contacts:

Ted Gartner, Senior Media Relations Specialist, 913-397-8200, ext. 1240

E-mail: ted.gartner@garmin.com

Pete Brumbaugh, Senior Media Relations Specialist, 913-397-8200, ext. 1411

E-mail: pete.brumbaugh@garmin.com

Garmin Ltd. And Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands, except per share information)

	13-Weeks Ended		39-Weeks Ended
	(Unaudited)		(Unaudited)
	Sept. 27,	Sept. 28,	Sept. 27,	Sept. 28,
	2003	2002	2003	2002
Net sales	$135,562	$107,756	$402,845	$331,450
Cost of goods sold	58,853	48,705	167,823	150,245

Gross profit	76,709	59,051	235,022	181,205
Selling, general and
Administrative	13,023	11,055	40,552	33,393
expenses
Research and development
Expense	11,732	7,954	30,135	23,403

	24,755	19,009	70,687	56,796

Operating income	51,954	40,042	164,335	124,409
Other income/(expense) (A)	(7,260)	10,722	(7,487)	3,813

Income before income taxes	44,694	50,764	156,848	128,222
Income tax provision	9,386	12,336	32,799	30,887

Net income	$35,308	$38,428	$124,049	$97,335

Net income per share:
Basic	$0.33	$0.36	$1.15	$0.90
Diluted	$0.32	$0.36	$1.14	$0.90
Weighted average common
Shares outstanding:
Basic	108,037	107,798	107,993	107,788
Diluted	108,951	108,139	108,859	108,193

(A) Includes $9.0 million of foreign currency losses in Q3 2003 and $9.6 million of foreign currency gains in Q3 2002; Includes $11.1 million of foreign currency losses in the 39-week period ended September 27, 2003; and $0.2 million of foreign currency losses in the 39-week period ended September 28, 2002.

Garmin Ltd. And Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands)

	(Unaudited)
	September 27,	December 28,
	2003	2002

Assets
Current assets:
Cash and cash equivalents	$244,673	$216,768
Marketable securities	86,526	113,336
Accounts receivable, net	64,119	58,278
Inventories	84,905	57,507
Deferred income taxes	17,659	14,847
Prepaid expenses and other current assets	5,659	4,490

Total current assets	503,541	465,226
Property and equipment, net	93,135	74,440
Restricted cash	1,603	1,598
Marketable securities	183,412	132,372
Other assets, net	43,296	24,479

Total assets	$824,987	$698,115

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$30,880	$32,446
Other accrued expenses	23,340	22,879
Income taxes payable	24,637	18,080
Dividends payable	53,979	0

Total current liabilities	132,836	73,405
Long-term debt	0	20,000
Deferred income taxes	2,763	2,211
Stockholders' equity:
Common stock	1,081	1,080
Additional paid-in capital	131,229	129,431
Retained earnings	577,953	507,884
Accumulated other comprehensive loss	(20,875)	(35,896)

Total stockholders' equity	689,388	602,499

Total liabilities and stockholders' equity	$824,987	$698,115